EXHIBIT 21

The Allied Defense Group, Inc.

LIST OF SUBSIDIARIES

1. ARC Europe, S.A., a Belgian Corporation

Wholly-owned and majority owned Belgian subsidiaries of ARC Europe S.A.

A. MECAR S.A.

B. Sedachim S.I., S.A.

C. VSK Electronics N.V.

(1) Belgian Automation Units, N.V

(2) Intelligent Data Capturing Systems, N.V.

(3) VIGITEC, S.A.

(4) Tele Technique Generale, S.A.

(5) CMS Security Systems, Inc.

D. Hendrickx N.V.

2. Allied Research Corporation Limited, a U.K. Corporation

3. Energa Corporation

4. News/Sports Microwave Rental, Inc.

5. Titan Systems, Inc.

6. SeaSpace Corporation

7. MECAR USA, Inc.

8. Allied Technology, LLC

9. Global Microwave Systems, Inc.

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